                                                          Registration No. 333-

      As filed with the Securities and Exchange Commission on May 12, 2003

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------

                         SYBRON DENTAL SPECIALTIES, INC.
             (Exact name of registrant as specified in its charter)



        DELAWARE                                    33-0920985
(State or other jurisdiction of                  (I.R.S. Employer
incorporation or organization)                   Identification No.)

 1717 West Collins Avenue
    Orange, California                                92867
(Address of Principal Executive Offices)           (Zip Code)


                                 ---------------

                         SYBRON DENTAL SPECIALTIES, INC.
                          EMPLOYEE STOCK PURCHASE PLAN
                            (Full title of the plan)

                               -------------------


       STEPHEN J. TOMASSI
    Vice President--General                           Copy to:
     Counsel and Secretary                      BRUCE C. DAVIDSON
  Sybron Dental Specialties, Inc.                Quarles & Brady LLP
    1717 West Collins Avenue                  411 East Wisconsin Avenue
    Orange, California 92867                 Milwaukee, Wisconsin 53202

                     (Name and address of agent for service)

                                 (714) 516-7400
          (Telephone number, including area code, of agent for service)


                                                  CALCULATION OF REGISTRATION FEE
========================================= ===================================== ===================== =================

                                                              PROPOSED MAXIMUM    PROPOSED MAXIMUM
                                              AMOUNT TO BE     OFFERING PRICE        AGGREGATE           AMOUNT OF
  TITLE OF SECURITIES TO BE REGISTERED       REGISTERED (1)       PER SHARE      OFFERING PRICE (2)   REGISTRATION FEE
========================================= ===================================== ===================== =================
Common Stock, par value $.01 per share,         500,000            (2)              $10,065,000           $814.26
and associated Preferred Stock Purchase
Rights
========================================= ===================================== ===================== =================

(1) This number represents the total number of shares of Common Stock that are initially issuable pursuant to the Plan. In addition to the shares set forth in the table, pursuant to Rule 416 under the Securities Act of 1933, the amount to be registered includes an indeterminate number of shares of Common Stock that may become issuable as a result of stock dividends, stock splits or certain other capital adjustments. Each share of Common Stock will have attached thereto one Preferred Stock Purchase Right issued pursuant to the Registrant's Rights Agreement (subject to adjustment under the terms of the Rights Agreement).

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, based upon $20.13 per share, which is the average of the high and low sales prices of the Registrant's Common Stock on the New York Stock Exchange on May 7, 2003. In accordance with the terms of the Plan, generally, the actual offering price of each share of the Registrant's Common Stock covered by an option to purchase shares under the Plan will be 85% of the Fair Market Value of such stock on either the first or the last business day of each Offering Period (as those terms are defined in the Plan), whichever is lower. No separate consideration will be received for the Preferred Stock Purchase Rights, which initially will trade together with the Common Stock.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         Information specified in Part I of Form S-8 (Items 1 and 2) will be sent or given to Plan participants as specified by Rule 428(b)(1) under the Securities Act of 1933.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents have been previously filed by Sybron Dental Specialties, Inc. (formerly SDS Holding Co.) (the "Registrant" or "SDS") (Commission File No. 001-16057) with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") and are incorporated herein by reference:

         - Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 2002;

         - Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 2002; and

         - The description of the Registrant's Common Stock and the Preferred Stock Purchase Rights contained in the Registrant's Registration Statement on Form 10, as amended, declared effective by the Commission on November 9, 2000, including any amendment or report filed for the purpose of updating such description.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from their respective dates of filing.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

                          Non-GAAP Financial Measures

         Certain documents previously filed by the Registrant incorporated by reference herein include non-GAAP financial measures. The Registrant hereby provides the following information to supplement the non-GAAP financial measures included in such filings.

Restructuring Charges
         The Registrant's Form 10-K for the fiscal year ended September 30, 2002, discussed the percentage changes in operating income within the "Results of Operations--Overview" section of Management's Discussion and Analysis of Financial Condition and Results of Operations. The Form 10-K includes the following statement: "Including restructuring charges, operating income decreased in 2002 by 7.4% from the prior year period, and increased by 3.9% in 2001 over the prior year period. Excluding the restructuring charges, operating income in 2002 and 2001 decreased by 5.3% and 4.1%, respectively, from the prior year periods." The restructuring charges included in operating income in each of the fiscal years ended 2002, 2001 and 2000 were $3.2 million, $1.3 million and $9.3 million, respectively, while operating income (including the restructuring charges) for the periods was $92.2 million, $99.6 million and $95.8 million, respectively.

         The Registrant believes the presentation of this information excluding restructuring charges is helpful to a reader in evaluating the on-going business of the Registrant. While the Registrant intends to phase-out the use of the presentation of information excluding restructuring charges in SEC filings, the Registrant believes that this disclosure allows the reader to more easily compare, on the same basis, the operating income from periods in which restructuring charges were recorded to periods in which no restructuring charges were recorded.

International Sales Growth
         The Registrant's Form 10-K for the year ended September 30, 2002 and the Form 10-Q for the first quarter ended December 31, 2002, discussed international sales growth within the "Results of Operations--Overview" sections of Management's Discussion and Analysis of Financial Condition and Results of Operations.

         The Registrant's Form 10-K states that "[f]or the fiscal year ended September 30, 2002, domestic sales remained relatively flat over the prior fiscal year while international sales grew 10.2% over the prior fiscal year. International sales were positively impacted by the weakening of the U.S. dollar. Without currency effects, international sales would have increased by 8.7%." The currency impact on international sales growth in fiscal 2002 was 1.5%, or $2.6 million.

         The Registrant's Form 10-Q states that "[i]nternational sales increased by 21.3% for the quarter from the corresponding fiscal 2002 period. Without the effect of currency fluctuations, international sales growth would have been 14.1% for the quarter from the corresponding fiscal 2002 period." The currency impact on international sales growth for the quarter ended December 31, 2002 was 7.2%, or $3.0 million.

         International sales growth, excluding the impact of currency, is presented since the Registrant believes that it allows the reader to make a more meaningful comparison of the Registrant's sales performance from different periods. Currency fluctuations that are not within the control of management can have a significant impact on the comparability of reported sales and could disguise meaningful trends in business.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable. See filings listed in Item 3 above.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         INDEMNIFICATION AND INSURANCE

         Delaware Law. SDS is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that the person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, provided the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal.

         A Delaware corporation may indemnify any person who was, is or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that the person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit, provided the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation.

         To the extent that a present or former director or officer has been successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which the officer or director has actually and reasonably incurred.

         Section 145 also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against the person and incurred by the person in any such capacity, arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.

         Certificate of Incorporation. In its restated certificate of incorporation, SDS has agreed to indemnify its directors and officers to the fullest extent authorized or permitted by the Delaware General Corporation Law, as now in effect or as in effect at a future date. Any repeal or modification of the director and officer indemnification provisions of SDS's charter will not have any effect on directors' or officers' rights to indemnification with respect to acts or omissions occurring prior to the repeal or modification.

         Bylaws; Other Provisions for Indemnification. SDS's bylaws contain provisions that generally parallel the indemnification provisions of the Delaware General Corporation Law and cover certain procedural matters not dealt with in the Delaware General Corporation Law. Furthermore, certain of SDS's officers or directors are also officers or directors of subsidiaries of SDS and, as a result, such officers or directors may be entitled to indemnification pursuant to provisions of such subsidiaries' governing corporate laws, articles of incorporation and bylaws. SDS also may enter into indemnification agreements with its directors and executive officers to provide contractual indemnity rights to those individuals.

         Insurance. Directors and officers of SDS are covered by directors' and officers' liability insurance under which they are insured (subject to certain exceptions and limitations specified in the policy) against expenses and liabilities arising out of proceedings to which they are parties by reason of being or having been directors or officers, including liabilities under the Securities Act of 1933.

         LIMITATIONS ON LIABILITY OF DIRECTORS

         SDS's restated certificate of incorporation provides that no director of SDS shall be personally liable to SDS or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exemption from liability or limitation of liability is not permitted under the Delaware General Corporation Law, as now in effect or as amended in the future.

         As presently in effect, the Delaware General Corporation Law does not eliminate or limit the liability of any director:

         - for any breach of the director's duty of loyalty to the corporation or its stockholders;

         - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

         - for unlawful payments of dividends, unlawful stock purchases or redemptions; or

         - for any transaction from which the director derived an improper personal benefit.

         If the Delaware General Corporation Law is amended in the future to authorize the further elimination or limitation of director liability, the liability of directors will be limited or eliminated in accordance with those changes. Any repeal or modification of the director liability provisions of SDS's charter will not have any effect on a director's liability with respect to acts or omissions occurring prior to the repeal or modification.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

         See Exhibit Index following Signatures page in this Registration Statement, which Exhibit Index is incorporated herein by reference.

ITEM 9.  UNDERTAKINGS.

         (a)      The undersigned Registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                       (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         . . . .

         (h) Reference is made to the indemnification provisions described in Item 6 of this Registration Statement.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orange, State of California, on May 12, 2003.

                                SYBRON DENTAL SPECIALTIES, INC.


                                By: /s/ STEPHEN J. TOMASSI
                                    --------------------------------------------
                                    Stephen J. Tomassi
                                    Vice President-General Counsel and Secretary


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, Floyd W. Pickrell, Jr., Gregory D. Waller and Stephen J. Tomassi, and each of them, his true and lawful attorneys-in-fact and agents, for him and in his name, place and stead in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.*







         Signature                                                                 Title
         ---------                                                                 -----


/s/ FLOYD W. PICKRELL, JR.                                       President, Chief Executive Officer and Director (Principal
---------------------------------------------------------
Floyd W. Pickrell, Jr.                                           Executive Officer of the Registrant)



/s/ GREGORY D. WALLER                                            Vice President-Finance, Chief Financial Officer and
---------------------------------------------------------
Gregory D. Waller                                                Treasurer (Principal Financial Officer and Principal
                                                                 Accounting Officer of the Registrant)



/s/ DENNIS B. BROWN                                              Director
---------------------------------------------------------
Dennis B. Brown


/s/ DONALD N. ECKER                                              Director
---------------------------------------------------------
Donald N. Ecker


/s/ ROBERT W. KLEMME                                             Director
---------------------------------------------------------
Robert W. Klemme


/s/ JAMES R. PARKS                                               Director
---------------------------------------------------------
James R. Parks


/s/ WILLIAM E.B. SIART                                           Director
---------------------------------------------------------
William E.B. Siart


/s/ KENNETH F. YONTZ                                             Director
---------------------------------------------------------
Kenneth F. Yontz



*Each of these signatures is affixed as of May 12, 2003.



                                       8-1

                         SYBRON DENTAL SPECIALTIES, INC.
                               (THE "REGISTRANT")
                         (COMMISSION FILE NO. 001-16057)

                                  EXHIBIT INDEX
                                       TO
                         FORM S-8 REGISTRATION STATEMENT



EXHIBIT                                                             INCORPORATED HEREIN                  FILED
NUMBER                       DESCRIPTION                              BY REFERENCE TO                   HEREWITH
------                       -----------                              ---------------                   --------
4.1            (a)  Restated Certificate of              Exhibit 3.1 to Amendment No. 2 to the
                    Incorporation                        Registrant's Registration Statement on
                                                         Form 10/A filed on November 9, 2000 (File
                                                         No. 001-16057) (the "Form 10/A No. 2")


               (b)  Certificate of Designation,          Exhibit 3.1(b) to the Registrant's Form
                    Preferences and Rights of Series A   10-K for the fiscal year ended
                    Preferred Stock                      September 30, 2000


4.2            Bylaws                                    Exhibit 3.2 to the Form 10/A No. 2


4.3            Rights Agreement, dated as of             Exhibit 4 to the Registrant's Form 8-K
               December 8, 2000,  between the            dated December 8, 2000 and filed on
               Registrant and EquiServe Trust Company,   December 12, 2000
               N.A., as Rights Agent, including the
               Form of Certificate of Designation,
               Preferences and Rights of Series A
               Preferred Stock (Exhibit A), Form of
               Rights Certificate (Exhibit B), and
               Form of Summary of Rights (Exhibit C)


5.1            Opinion letter of Stephen J. Tomassi,                                                 X
               Vice President-General Counsel and
               Secretary of the Registrant, as to the
               legality of the securities being
               registered


23.1           Consent of KPMG LLP                                                                   X


23.2           Consent of Stephen J. Tomassi                                                         Included in
                                                                                                     exhibit 5.1


24.1           Powers of Attorney                                                                    Signatures
                                                                                                     page to this
                                                                                                     Registration
                                                                                                     Statement


99.1           Sybron Dental Specialties, Inc.           Exhibit A to the Registrant's Proxy
               Employee Stock Purchase Plan              Statement dated December 30, 2002 for its
                                                         2003 Annual Meeting of Stockholders